As filed with the Securities and Exchange Commission on April 28, 2006
Registration No. 333-___________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TIM HORTONS INC.
(Exact name of registrant as specified in its charter)

Delaware	51-0370507
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
874 Sinclair Road
Oakville, Ontario L6K 2Y1
Canada
(Address of Principal Executive Offices) (Zip Code)
TIM HORTONS INC. 2006 STOCK INCENTIVE PLAN
(Full title of the plan)
The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
(Name and address of agent for service)
(302) 658-7581
(Telephone number, including area code, of agent for service)
Copies to:
Leon M. McCorkle, Jr., Esq.
Executive Vice President, General Counsel and Secretary
Wendy’s International, Inc.
P.O. Box 256
4288 West Dublin-Granville Road
Dublin, Ohio 43017-0256
(614) 764-3100
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price per	aggregate	Amount of
to be registered	registered (1)	share (2)	offering price	registration fee
Common Stock, $0.001 par value (3)	2,900,000	$27.75	$80,475,000	$8,610.83

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement also covers an indeterminate number of additional Common Stock that may become issuable under the Plan by reason of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act; based upon the average of the high and low prices of Tim Hortons Inc. Common Stock in the consolidated reporting system on April 27, 2006.

(3)	Each share of Common Stock includes the associated preferred share purchase rights initially carried and traded with each share of Common Stock. The value attributable to the rights, if any, is reflected in the value of the Common Stock.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The SEC allows the Registrant to “incorporate by reference” information into this Registration Statement, which means that the Registrant can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Registration Statement, and later information that the Registrant files with the SEC will automatically update this Registration Statement. The Registrant incorporates by reference the following documents:
(a)	The Registrant’s Prospectus filed pursuant to Rule 424(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as filed with the Securities and Exchange Commission (the “Commission”) on March 24, 2006 (in connection with the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-130035)), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.

(b)	The Registrant’s Current Report on Form 8-K, as filed with the Commission on March 28, 2006, the Registrant’s Current Report on Form 8-K, as filed with the Commission on April 6, 2006, the Registrant’s Current Report on Form 8-K, as filed with the Commission on April 18, 2006 and the Registrant’s Current Report on Form 8-K, as filed with the Commission on April 27, 2006.

(c)	The description of the common stock of the Registrant (the “Common Stock”) and the associated series A junior participating preferred stock, which will trade together with the Common Stock until the occurrence of certain events, as set forth in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on March 21, 2006.
     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. The information contained in any such documents will automatically update and supersede any information previously incorporated by reference into this Registration Statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.
     The Registrant will provide without charge to each participant in the Tim Hortons Inc. 2006 Stock Incentive Plan, upon the request of any such person, a copy of all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Tim Hortons Inc., 874 Sinclair Road, Oakville, Ontario L6K 2YI, Canada, Attention: Human Resources Department, telephone number (905) 845-6511.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     As permitted under Delaware law, the Registrant has included in its certificate of incorporation and by-laws provisions to generally eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors. These provisions do not, however, eliminate or limit liability of a director for a breach of the duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for any transaction from which a director derived an improper personal benefit and for other specified actions. In addition, the Registrant’s certificate of incorporation and by-laws provide that the Registrant is required to indemnify its officers and directors under a number of circumstances, and the Registrant is required to pay expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified in advance of a final determination of their entitlement to indemnification.
     The Registrant expects to enter into indemnification agreements with its directors, executive officers and with certain other officers and employees (including officers and employees of its subsidiaries). The indemnification agreements will generally require that the Registrant indemnify and hold an indemnitee harmless to the greatest extent permitted by law for liabilities arising out of the indemnitee’s service to the Registrant as a director, officer or employee, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the Registrant’s best interests and, with respect to criminal proceedings, if the indemnitee had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements will also provide for the advancement of defense expenses by the Registrant.
     In addition, the Registrant has purchased insurance coverage under policies which insure directors and officers against certain liabilities which might be incurred by them in such capacity.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     See the Exhibit Index attached hereto.
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer and controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
[signature page follows]

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ohio on April 28, 2006.

TIM HORTONS INC.

/s/ Leon M. McCorkle, Jr.

By: Leon M. McCorkle, Jr. Title: Vice President and Secretary
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of April, 2006.

Signature	Title

*
James V. Pickett	Director, Chairman of the Board

*
Paul D. House	Director, Chief Executive Officer & President

*
Cynthia J. Devine	Director, Executive Vice President & Chief Financial Officer

*
Kerrii B. Anderson	Vice President; Director

*
David P. Lauer	Director

*
David H. Lees	Director

*
Frank Iacobucci	Director

*
Wayne C. Sales	Director

*
Michael J. Endres	Director

*
J. Randolph Lewis	Director

*By	/s/ Leon M. McCorkle, Jr.

Leon M. McCorkle, Jr.
Attorney-in-fact

Exhibit Index

Exhibit No.	Description
4(a)*	Amended and Restated Certificate of Incorporation of the Registrant, filed as Exhibit 3.1 of the Registrant’s Registration Statement filed on Form S-1, as amended (Registration No. 333-130035), originally filed with the Commission on December 1, 2005, and subsequently amended, and incorporated herein by reference

4(b)*	Amended and Restated By-laws of the Registrant, filed as Exhibit 3.2 of the Registrant’s Registration Statement filed on Form S-1, as amended (Registration No. 333-130035), originally filed with the Commission on December 1, 2005, and subsequently amended, and incorporated herein by reference

4(c)*	Rights Agreement between the Registrant and Computershare Investor Services, LLC, filed as Exhibit 4.1 of the Registrant’s Registration Statement filed on Form S-1, as amended (Registration No. 333-130035), originally filed with the Commission on December 1, 2005, and subsequently amended, and incorporated herein by reference

5	Opinion of Akin Gump Strauss Hauer & Feld LLP

10	Tim Hortons Inc. 2006 Stock Incentive Plan

23(a)	Consent of Independent Registered Public Accounting Firm

23(b)	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5)

24	Powers of Attorney
* Incorporated herein by reference.